Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 8 to the Registration Statement (Form S-4 No. 333-208187) of Energy Transfer Corp LP and the related proxy statement/prospectus included therein and to the incorporation by reference therein of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc., and the effectiveness of internal control over financial reporting of The Williams Companies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 24, 2016